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                                                                      EXHIBIT 11

MIGRATEC, INC. AND SUBSIDIARY

Computation of Net Loss Per Share

The following table sets forth the computation of basic and diluted loss per share as calculated in accordance with FASB 128.


                                             FOR THE THREE MONTHS ENDED       FOR THE NINE MONTHS ENDED
                                                    SEPTEMBER 30,                   SEPTEMBER 30,
                                               1998              1997           1998              1997
                                              ------            ------         ------            ------
Numerator:
  Numerator for basic and
  diluted loss per share -

  Net loss before extraordinary
      item                                $   (678,097)     $   (500,473)   $ (3,019,785)     $ (2,258,090)
  Extraordinary income                              --                --         256,344                --
                                          ------------      ------------    ------------      ------------
  Net Loss                                $   (678,097)     $   (500,473)   $ (2,763,441)     $ (2,258,090)
                                          ============      ============    ============      ============

Denominator:
  Denominator for basic loss
  per share - weighted average shares       43,313,080        27,470,512      38,757,699        26,182,304


Effect of dilutive securities:
  Stock options and warrants                        --                --              --                --
                                                    --                --              --                --
                                          ------------      ------------    ------------      ------------
  Dilutive potential common shares                  --                --              --                --
                                          ------------      ------------    ------------      ------------

  Denominator for diluted loss
  per share - adjusted weighted average
  shares and assumed conversions            43,313,080        27,470,512      38,757,699        26,182,304
                                          ============      ============    ============      ============

  Basic loss per share                    $     (0.016)     $     (0.018)   $     (0.078)     $     (0.086)
                                          ============      ============    ============      ============
  Diluted loss per share                  $     (0.016)     $     (0.018)   $     (0.071)     $     (0.086)
                                          ============      ============    ============      ============

As the Company incurred a net loss for the three and nine months ended September 30, 1998 and 1997, there were no adjustments for potentially dilutive securities as the adjustments would have been antidilutive.